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                                                                    Exhibit 4.80

 AGREEMENT FOR PROCUREMENT AND INSTALLATION FOR FWA CDMA EXPANSION PROJECT NSS,
   BSS AND PDN SYSTEMS IN DIVRE VI NO. K.TEL.360/HK.910/UTA-00/2006, DATED 28
                                 NOVEMBER 2006

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The Parties:            1.   TELKOM; and

                        2. ZTE Consortium, Consisting of: (1) ZTE Corporation and (2) PT ZTE Indonesia. ("ZTE CONSORTIUM").

Scope of Agreement:     TELKOM has assigned and appointed ZTE CONSORTIUM to
                        execute the FWA CDMA Project NSS, BSS and PDN Systems in
                        Divre-VI.

Rights and
Obligations:            TELKOM
                        TELKOM shall supervise the work and examine the workmanship of ZTE CONSORTIUM;

                        ZTE CONSORTIUM

                        1. ZTE CONSORTIUM shall conduct, coverage plan, survey, design, develop, engineering, manufacture, supply, install, training and test the system in accordance with all terms and conditions in the agreement;

                        2. ZTE CONSORTIUM shall, upon request, provide TELKOM with additional technical information.

Assignment:             ZTE CONSORTIUM may not assign the right to any party
                        without the prior written consent of TELKOM.

Termination:            1.   TELKOM may, at any time, terminate the agreement by
                             giving written notice to ZTE CONSORTIUM without compensation to ZTE CONSORTIUM if ZTE CONSORTIUM becomes bankrupt or insolvent;

                        2. TELKOM may terminate the agreement by anytime for its convenience by sending a written notice which specifies that: (a) termination is for TELKOM's convenience; (b) the extent to which ZTE CONSORTIUM's performance is terminated and (c) the date upon such termination becomes effective;

                        3. TELKOM may terminate the agreement: (a) if ZTE CONSORTIUM fails to deliver the goods or fails to perform the work; (b) if ZTE CONSORTIUM breaches the agreement (c) if ZTE CONSORTIUM fails to remedy within 30 calendar days.

Confidentiality:        No party may communicate or use any confidential
                        information or permit the communication or use of
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                        confidential information without prior consent from the
                        other party.

Dispute Resolution:     1.   Both parties shall use their best efforts and shall
                             co-operate and negotiate in good faith to resolve any and all disputes;

                        2. If the parties have been unable to settle the dispute amicably, either party may require that the dispute be referred for resolution to the formal mechanism, which may include but are not limited to the rules of the Indonesian National Board of Arbitration ("BANI").

Governing Law:          The agreement is governed by, construed and interpreted
                        in accordance with the laws of the Republic of Indonesia.
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